CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS
TriMas' Packaging Group Achieves Record Fourth Quarter and Full Year Sales
Company Provides First Quarter 2021 Outlook
BLOOMFIELD HILLS, Michigan, February 25, 2021 - TriMas (NASDAQ: TRS) today announced financial results for the fourth quarter and full year ended December 31, 2020.
TriMas Highlights
•Increased fourth quarter and full year 2020 sales by 10.1% and 6.4%, respectively, driven by record sales in TriMas' Packaging group
•Increased fourth quarter diluted EPS from continuing operations 80.0% to $0.54, while adjusted diluted EPS from continuing operations(1) increased 22.6% to $0.38 compared to fourth quarter 2019
•Generated full year 2020 net cash provided by operating activities from continuing operations of $127.4 million, an increase of 33.1% compared to $95.7 million in 2019
•Ended 2020 with $312.3 million of unrestricted cash and aggregate availability, and a net leverage ratio of 1.8x, even after share repurchases and three acquisitions
•Acquired Affaba & Ferrari, a designer and manufacturer of engineered caps and closures for food and beverage, and industrial applications, further expanding TriMas’ Packaging group
Fourth Quarter 2020
TriMas reported fourth quarter net sales of $188.2 million, an increase of 10.1% compared to $170.9 million in fourth quarter 2019, as robust organic sales growth in Packaging and the impact of recent acquisitions were partially offset by the impact of weak demand in the aerospace and industrial businesses resulting from the effects of the COVID-19 pandemic. The Company reported operating profit of $18.4 million in fourth quarter 2020 compared to $20.8 million in fourth quarter 2019. Adjusting for Special Items(1) primarily related to realignment and acquisition diligence costs, fourth quarter 2020 adjusted operating profit was $21.1 million compared to $21.2 million in the prior year period, as the impact of higher overall sales was offset primarily by lower profitability of TriMas Aerospace.
The Company reported fourth quarter 2020 income from continuing operations of $23.7 million, or $0.54 per diluted share, compared to $13.4 million, or $0.30 per diluted share, in fourth quarter 2019. Adjusting for Special Items(1) including the favorable impact of tax planning actions, fourth quarter 2020 adjusted income from continuing operations(1) was $16.5 million, or $0.38 per diluted share, an 18.3% increase compared to $13.9 million, or $0.31 per diluted share, in the prior year period.
Full Year 2020
For the full year 2020, TriMas reported net sales of $770.0 million, an increase of 6.4% compared to $723.5 million in 2019, driven by robust organic sales growth in Packaging and the impact of recent acquisitions. The Company reported an operating loss of $88.3 million in 2020, which included pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $134.6 million in its Aerospace segment during the third quarter of 2020, compared to an operating profit of $91.2 million in 2019. Adjusting for Special Items(1), 2020 adjusted operating profit was $100.2 million compared to $96.2 million in the prior year.
The Company reported a full year 2020 loss from continuing operations of $79.8 million, or $(1.83) per diluted share, compared to income from continuing operations of $61.9 million, or $1.36 per diluted share, in 2019. Full year 2020 adjusted income from continuing operations(1) was $68.9 million, or $1.57 per diluted share, a 8.3% increase compared to $66.2 million, or $1.45 per diluted share, in 2019.
"While 2020 presented us with unprecedented challenges, we leveraged our TriMas Business Model to anticipate disruptions to our plan, and in turn, took swift actions to implement changes to both protect our workforce and meet customer demands," said Thomas Amato, TriMas President and Chief Executive Officer. "Through our multi-industry family of businesses and our dedicated global team, we delivered solid financial results, and also continued to make progress against TriMas’ overarching strategy.

"Our solid financial performance allowed us to achieve the full year adjusted EPS(1) and Free Cash Flow(2) outlook we set forth at the start of 2020 prior to the onset of the pandemic. We were able to effectively convert on robust organic sales growth opportunities in our Packaging group, and achieve higher consolidated sales, earnings per share and cash flow from operating activities during the fourth quarter compared to the year ago period. Our strong execution was complemented by our disciplined and balanced approach to capital allocation and managing our balance sheet. We remain focused on maintaining our financial and strategic flexibility, which will enable us to continue to fund organic growth initiatives and pursue strategic acquisitions to build out our Packaging and Aerospace platforms, as well as return capital to shareholders through share repurchases.

"Given the continued market uncertainties arising from the global COVID-19 pandemic, we are providing first quarter outlook at this time. We expect first quarter sales growth of 4% to 9% compared to first quarter 2020, and first quarter 2021 adjusted diluted EPS(1) is expected to range from $0.34 to $0.39 per share. We remain focused on leveraging our TriMas Business Model to drive performance across all of our businesses, capturing available market opportunities and taking further realignment steps where demand remains weak, all to improve future performance when certain markets recover," Amato concluded.
Financial Position
The Company reported net cash provided by operating activities from continuing operations of $48.3 million for fourth quarter 2020, compared to $35.1 million generated in fourth quarter 2019. On a full year basis, TriMas reported net cash provided by operating activities from continuing operations of $127.4 million compared to $95.7 million for 2019. As a result, the Company reported Free Cash Flow(2) of $26.8 million for fourth quarter 2020 compared to $28.3 million in fourth quarter 2019. For 2020, TriMas reported Free Cash Flow of $95.4 million, an increase of 34.3% compared to $71.0 million in 2019. The Company exceeded its previously provided 2020 Free Cash Flow guidance of greater than 100% of income from continuing operations. Please see Appendix I for further details.
During 2020, the Company used $193.5 million for acquisitions and repurchased 1,582,049 shares, or approximately 3.6% of its outstanding common stock, for $39.4 million. As of December 31, 2020, $161.7 million remained available under the Company's repurchase authorization.
TriMas ended 2020 with $312.3 million of unrestricted cash and aggregate availability under its revolving credit facility, and a leverage ratio of 1.8x as defined in the Company's credit agreement. TriMas reported total debt of $346.3 million as of December 31, 2020, compared to $294.7 million as of December 31, 2019. The Company ended the quarter with Net Debt(3) of $272.3 million, compared to $122.2 million as of December 31, 2019.
Fourth Quarter Results - From Continuing Operations
Packaging (Approximately 63% of TriMas 2020 net sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™, Affaba & Ferrari™ and Rapak® brands, develops and manufactures specialty dispensing and closure products for applications in the beauty & personal care, food & beverage, pharmaceutical & nutraceutical, industrial, and home care markets. Net sales for the fourth quarter increased 32.2% compared to the year ago period, primarily as a result of higher demand for dispensing pumps and closure products sold into applications that help fight the spread of germs or are used in cleaning. Higher sales of products used in food and beverage applications, as well as acquisition-related sales, also contributed to the increase. Fourth quarter operating profit increased as the impact of higher sales more than offset a less favorable product sales mix, inefficiencies related to the impact of the pandemic on production planning and operations, and higher selling, general and administrative expenses related to acquisitions and the investment in sales growth initiatives. During fourth quarter 2020, the Company closed on the acquisition of Affaba & Ferrari, a designer and manufacturer of engineered caps and closures for food and beverage, and industrial applications, further expanding TriMas’ Packaging group.

Aerospace (Approximately 22% of TriMas 2020 net sales)

TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ (RSA) and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the fourth quarter decreased 23.5% compared to the year ago period, primarily due the impact of significantly lower air travel and reduced commercial and business jet production as a result of the global pandemic, partially offset by the sales increase related to the acquisition of RSA completed in February 2020. Fourth quarter operating profit and the related margin percentage decreased due to the reduced sales and lower absorption of fixed costs, as well as production inefficiencies due to the impacts of the pandemic on operations. The Company continues to focus on adjusting cost structures to better align with lower demand due to the pandemic, while balancing its priority of investing in new and innovative products to support its global customers.
Specialty Products (Approximately 15% of TriMas 2020 net sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders, and wellhead engines and compressor systems, for use within the welding, HVAC, medical, military, industrial, and oil and gas end markets. Norris Cylinder is the only steel cylinder manufacturer in North America, and represents the majority of sales in this segment. Fourth quarter net sales decreased 5.9% compared to the year ago period, as the increase in sales of industrial high pressure cylinders was more than offset by lower demand for engines and compressors used in oil and gas applications. Fourth quarter operating profit and the related margin level increased, as a result of the higher cylinder sales and related more favorable product sales mix, and the positive impact of previous realignment actions taken in the businesses. The Company has taken actions to better align cost structures with sales demand in the end markets impacted by the global pandemic, including streamlining the Arrow Engine product line offering.

Non-cash Impairment Charges
During the third quarter of 2020, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $134.6 million in its Aerospace segment. This charge was a result of a decline in its aerospace-related business' financial results, a significant reduction in its financial projections for the remainder of 2020 compared with prior projections, and uncertainty around the duration and magnitude of the impact of the COVID-19 pandemic on future financial results given their dependence on future levels of air travel and new aircraft builds. These non-cash impairment charges do not impact the Company’s liquidity, cash flows, compliance with debt covenants, or any future operations.
Discontinued Operations
On December 20, 2019, the Company completed the sale of its Lamons business, a provider of sealing products for the oil and gas end markets, with annual revenues of approximately $180 million. Upon completion of the sale of Lamons, on a pro forma basis, TriMas reduced its sales exposure to the oil and gas end market from more than 20% of total sales in 2019 to less than 2% in 2020. The results of operations of Lamons, which were previously reported in the Specialty Products segment, as well as the one-time costs incurred in connection with the sale, are included in discontinued operations for all periods presented.
Outlook
Given the continued market uncertainties arising from the global COVID-19 pandemic, the Company is providing first quarter outlook only at this time, with the objective of reverting to full year outlook as the impacts of the pandemic and related economic recovery are better understood and visibility improves. For the first quarter of 2021, the Company expects TriMas’ consolidated sales to increase 4% to 9% as compared to first quarter 2020, with sales in the Packaging segment anticipated to increase, partially offset by continued weaker demand in the Aerospace and Specialty Products segments. The Company expects first quarter 2021 adjusted diluted earnings per share(1) in the range of $0.34 to $0.39 per share, compared to adjusted diluted earnings per share of $0.34 in first quarter 2020. In addition, the Company is targeting 2021 Free Cash Flow(2) to be greater than 100% of net income.
"As we move through the next couple of months, we believe we will be able to better assess customer demands and future order patterns for our products that are both positively and negatively impacted by the pandemic. In 2021, our objective remains to execute against our long-term growth strategy, driving growth through product and process innovation, as well as via acquisitions, while continuing to apply a disciplined approach to capital allocation. We remain excited about our prospects for the future, and believe our strategic actions during the past two years to focus TriMas on the more attractive packaging and aerospace markets for the long-term will continue to drive value for our shareholders." said Amato.
All of the above amounts considered as 2021 guidance are after adjusting for any current or future amounts that may be considered Special Items. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(4)

Conference Call Information
TriMas will host its fourth quarter and full year 2020 earnings conference call today, Thursday, February 25, 2021, at 10:00 a.m. ET. The call-in number is (800) 353-6461. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2020 earnings conference call (Confirmation Code 6413483). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 6413483) beginning February 25, 2021 at 3:00 p.m. ET through March 4, 2021 at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.
(2) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities from Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(3) The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4) Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
About TriMas
TriMas is a manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,200 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$73,950	$172,470
Receivables, net	113,410	108,860
Inventories	149,380	132,660
Prepaid expenses and other current assets	15,090	20,050
Total current assets	351,830	434,040
Property and equipment, net	253,060	214,330
Operating lease right-of-use assets	37,820	27,850
Goodwill	303,970	334,640
Other intangibles, net	206,200	161,390
Deferred income taxes	19,580	500
Other assets	21,420	19,950
Total assets	$1,193,880	$1,192,700
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$69,910	$72,670
Accrued liabilities	60,540	42,020
Operating lease liabilities, current portion	6,740	5,100
Total current liabilities	137,190	119,790
Long-term debt, net	346,290	294,690
Operating lease liabilities	31,610	23,100
Deferred income taxes	24,850	16,830
Other long-term liabilities	69,690	40,810
Total liabilities	609,630	495,220
Total shareholders' equity	584,250	697,480
Total liabilities and shareholders' equity	$1,193,880	$1,192,700

TriMas Corporation
Consolidated Statement of Operations
(Dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(unaudited)
Net sales	$188,170	$170,920	$769,970	$723,530
Cost of sales	(141,620)	(126,590)	(587,890)	(529,630)
Gross profit	46,550	44,330	182,080	193,900
Selling, general and administrative expenses	(27,990)	(23,440)	(134,480)	(102,530)
Net loss on dispositions of assets	(210)	(100)	(1,290)	(150)
Impairment of goodwill and indefinite-lived intangible assets	—	—	(134,600)	—
Operating profit (loss)	18,350	20,790	(88,290)	91,220
Other expense, net:
Interest expense	(3,400)	(3,500)	(14,660)	(13,950)
Other income (expense), net	390	(260)	240	990
Other expense, net	(3,010)	(3,760)	(14,420)	(12,960)
Income (loss) before income tax expense	15,340	17,030	(102,710)	78,260
Income tax (benefit) expense	8,350	(3,600)	22,950	(16,320)
Income (loss) from continuing operations	23,690	13,430	(79,760)	61,940
Income from discontinued operations, net of income taxes	—	24,970	—	36,680
Net income (loss)	$23,690	$38,400	$(79,760)	$98,620
Basic earnings (loss) per share:
Continuing operations	$0.55	$0.30	$(1.83)	$1.37
Discontinued operations	—	0.56	—	0.81
Net income (loss) per share	$0.55	$0.86	$(1.83)	$2.18
Weighted average common shares - basic	43,202,937	44,868,503	43,581,232	45,303,659
Diluted earnings (loss) per share:
Continuing operations	$0.54	$0.30	$(1.83)	$1.36
Discontinued operations	—	0.55	—	0.80
Net income (loss) per share	$0.54	$0.85	$(1.83)	$2.16
Weighted average common shares - diluted	43,493,781	45,144,353	43,581,232	45,595,154

TriMas Corporation
Consolidated Statement of Cash Flows
(Dollars in thousands)

	Twelve months ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(79,760)	$98,620
Income from discontinued operations	—	36,680
Income (loss) from continuing operations	(79,760)	61,940
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	134,600	—
Loss on dispositions of assets	1,290	150
Depreciation	29,020	24,870
Amortization of intangible assets	20,750	18,630
Amortization of debt issue costs	1,150	1,130
Deferred income taxes	(33,710)	2,100
Non-cash compensation expense	8,170	6,450
Non-cash change in legacy liability estimate	23,400	—
Decrease in receivables	9,580	3,280
Decrease in inventories	3,980	740
Decrease (increase) in prepaid expenses and other assets	4,400	(6,930)
Increase (decrease) in accounts payable and accrued liabilities	4,490	(12,780)
Other operating activities	50	(3,870)
Net cash provided by operating activities of continuing operations	127,410	95,710
Net cash used for operating activities of discontinued operations	—	(20,110)
Net cash provided by operating activities	127,410	75,600
Cash Flows from Investing Activities:
Capital expenditures	(40,480)	(29,670)
Acquisition of businesses, net of cash acquired	(193,540)	(67,090)
Net proceeds from dispositions of businesses, property and equipment	1,950	128,080
Net cash provided by (used for) investing activities of continuing operations	(232,070)	31,320
Net cash used for investing activities of discontinued operations	—	(2,240)
Net cash provided by (used for) investing activities	(232,070)	29,080
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	367,280	189,060
Repayments of borrowings on revolving credit facilities	(319,120)	(189,340)
Payments to purchase common stock	(39,420)	(36,740)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,600)	(3,340)
Net cash provided by (used for) financing activities of continuing operations	6,140	(40,360)
Net cash provided by financing activities of discontinued operations	—	—
Net cash provided by (used for) financing activities	6,140	(40,360)
Cash and Cash Equivalents:
Increase (decrease) for the year	(98,520)	64,320
At beginning of year	172,470	108,150
At end of year	$73,950	$172,470
Supplemental disclosure of cash flow information:
Cash paid for interest	$13,210	$12,430
Cash paid for income taxes	$9,060	$44,020

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Packaging
Net sales	$124,340	$94,030	$488,340	$392,340
Operating profit	$23,650	$20,750	$93,990	$80,770
Special Items to consider in evaluating operating profit:
Reversal of a contingent deferred purchase price liability	—	(3,950)	—	(3,950)
Purchase accounting costs	—	—	750	1,280
Business restructuring and severance costs	500	2,700	3,230	3,060
Adjusted operating profit	$24,150	$19,500	$97,970	$81,160

Aerospace
Net sales	$37,080	$48,460	$167,740	$194,110
Operating profit (loss)	$(810)	$7,680	$(133,440)	$28,950
Special Items to consider in evaluating operating profit:
Impairment of goodwill and indefinite-lived intangible assets	—	—	134,600	—
Pre-acquisition contingent liability	—	—	2,000	—
Business restructuring and severance costs	1,300	—	9,410	440
Purchase accounting costs	—	—	2,030	—
Adjusted operating profit	$490	$7,680	$14,600	$29,390

Specialty Products
Net sales	$26,750	$28,430	$113,890	$137,080
Operating profit	$3,480	$2,270	$4,350	$16,000
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	200	9,700	200
Adjusted operating profit	$3,480	$2,470	$14,050	$16,200

Corporate Expenses
Operating loss	$(7,970)	$(9,910)	$(53,190)	$(34,500)
Special Items to consider in evaluating operating loss:
Change in accounting policy for asbestos-related costs	—	—	23,400	—
M&A diligence and transaction costs	920	1,440	2,700	3,960
Business restructuring and severance costs	—	—	640	—
Adjusted operating loss	$(7,050)	$(8,470)	$(26,450)	$(30,540)

Total Company
Net sales	$188,170	$170,920	$769,970	$723,530
Operating profit (loss)	$18,350	$20,790	$(88,290)	$91,220
Total Special Items to consider in evaluating operating profit	2,720	390	188,460	4,990
Adjusted operating profit	$21,070	$21,180	$100,170	$96,210

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Income (loss) from continuing operations, as reported	$23,690	$13,430	$(79,760)	$61,940
Special Items to consider in evaluating quality of income (loss) from continuing operations:
Impairment of goodwill and indefinite-lived intangible assets	—	—	134,600	—
Change in accounting policy for asbestos-related costs	—	—	23,400	—
Business restructuring and severance costs	1,800	2,900	22,980	3,700
M&A diligence and transaction costs	920	1,440	3,000	3,960
Purchase accounting costs	—	—	2,780	1,280
Reversal of a contingent deferred purchase price liability	—	(3,950)	—	(3,950)
Pre-acquisition contingent liability	—	—	2,000	—
Change in recognized tax benefits	(9,040)	—	(9,040)	—
Income tax effect of Special Items (1)	(880)	120	(31,070)	(740)
Adjusted income from continuing operations	$16,490	$13,940	$68,890	$66,190

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Diluted earnings (loss) per share from continuing operations, as reported	$0.54	$0.30	$(1.83)	$1.36
Dilutive impact (2)	—	—	0.01	—
Special Items to consider in evaluating quality of EPS from continuing operations:
Impairment of goodwill and indefinite-lived intangible assets	—	—	3.07	—
Change in accounting policy for asbestos-related costs	—	—	0.53	—
Business restructuring and severance costs	0.04	0.07	0.52	0.08
M&A diligence and transaction costs	0.02	0.03	0.07	0.09
Purchase accounting costs	—	—	0.06	0.03
Reversal of a contingent deferred purchase price liability	—	(0.09)	—	(0.09)
Pre-acquisition contingent liability	—	—	0.05	—
Change in recognized tax benefits	(0.20)	—	(0.20)	—
Income tax effect of Special Items (1)	(0.02)	—	(0.71)	(0.02)
Adjusted diluted EPS from continuing operations	$0.38	$0.31	$1.57	$1.45
Weighted-average shares outstanding	43,493,781	45,144,353	43,821,123	45,595,154
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and twelve month periods ended December 31, 2020 and 2019, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.
(2) 239,891 shares for the twelve months ended December 31, 2020, would have been dilutive to the computation of earnings per share in an income position.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended December 31,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$48,300	$1,350	$49,650	$35,100	$830	$35,930
Less: Capital expenditures	(22,810)	—	(22,810)	(7,670)	—	(7,670)
Free Cash Flow	25,490	1,350	26,840	27,430	830	28,260
Income from continuing operations	23,690	(7,200)	16,490	13,430	510	13,940
Free Cash Flow as a percentage of income from continuing operations	108%		163%	204%		203%

	Twelve months ended December 31,
	2020			2019
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities from continuing operations	$127,410	$8,450	$135,860	95,710	$4,960	$100,670
Less: Capital expenditures	(40,480)	—	(40,480)	(29,670)	—	(29,670)
Free Cash Flow	86,930	8,450	95,380	66,040	4,960	71,000
Income (loss) from continuing operations	(79,760)	148,650	68,890	61,940	4,250	66,190
Free Cash Flow as a percentage of income (loss) from continuing operations	(109)%		138%	107%		107%

	December 31, 2020	December 31, 2019
Long-term debt, net	$346,290	$294,690
Less: Cash and cash equivalents	73,950	172,470
Net Debt	$272,340	$122,220